FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Jenny Barker 615-319-5857
FINANCIAL CONTACT:	Harold Carpenter 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS RECORD LOAN GROWTH,
STRONG ASSET QUALITY AND EARNINGS OF $0.34
PER FULLY DILUTED SHARE FOR SECOND QUARTER OF 2008
Fully diluted earnings per share of $0.37, excluding merger related expense
     NASHVILLE, Tenn., July 15, 2008 — Pinnacle Financial Partners Inc. (Nasdaq/NGS: PNFP) today reported strong earnings and record loan growth for the quarter ended June 30, 2008. Fully diluted earnings per share were $0.34 for the quarter ended June 30, 2008, compared to $0.33 per fully diluted share for the quarter ended June 30, 2007. Excluding merger related expense associated with its Nov. 30, 2007 acquisition of Mid-America Bancshares Inc., fully diluted earnings per share were $0.37 for the quarter ended June 30, 2008, compared to $0.33 for the same period last year, an increase of 12.1 percent.
     Fully diluted earnings per share were $0.60 for the six months ended June 30, 2008, compared to $0.66 per fully diluted share for the six months ended June 30, 2007. Excluding merger related expense associated with the Mid-America acquisition, fully diluted earnings per share were $0.71 for the six months ended June 30, 2008, compared to $0.66 for the same period last year, an increase of 7.6 percent.
     Pinnacle also reported a record $166 million in organic loan growth in the second quarter of 2008, a 52 percent increase over the $109 million reported in the same quarter of 2007. The growth in loans contributed to a higher provision for loan loss expense for the second quarter of 2008 when compared to the same quarter last year.
SECOND QUARTER 2008 HIGHLIGHTS:
•	Strong Earnings
○	Net income for the second quarter of 2008 was $7.96 million, up 46.7 percent from the prior year’s second quarter net income of $5.43 million.

Excluding after-tax merger related expense of $820,000, net income was $8.78 million up 61.8 percent over the same period last year.
○
Revenue (the sum of net interest income and noninterest income) for the quarter ended June 30, 2008, amounted to $36.74 million, compared to $23.21 million for the same quarter of last year, an increase of 58.3 percent.

•	Continued balance sheet growth
○
Loans at June 30, 2008, were $3.03 billion, up $1.37 billion from $1.66 billion at June 30, 2007. This 12-month increase in loans includes organic growth of $505 million, or an annualized growth rate of 30.4 percent, and $864 million in loans acquired in conjunction with the Mid-America merger.

○
Total deposits at June 30, 2008, were $3.15 billion, up $1.35 billion from $1.80 billion at June 30, 2007. This 12-month increase includes organic growth of $398 million, or an annualized growth rate of 22.1 percent, and $957 million in deposits acquired in conjunction with the Mid-America merger.

•	Superior credit quality
○
Annualized net charge-offs as a percentage of average loan balances were 0.12 percent and 0.07 percent for the three and six months ended June 30, 2008, respectively, compared to 0.08 percent and 0.06 percent for the three and six months ended June 30, 2007, respectively.

○
Nonperforming assets were 0.73 percent of total loans and other real estate at June 30, 2008, compared to 0.72 percent at Mar. 31, 2008, 0.78 percent at Dec. 31, 2007 and 0.19 percent at June 30, 2007. Approximately $9.60 million of the $22.25 million of nonperforming assets at June 30, 2008 were attributable to the Mid-America acquisition.

○
Past due loans over 30 days, excluding nonperforming loans, were 0.34 percent of total loans and other real estate at June 30, 2008, 0.77 percent at Mar. 31, 2008, compared to 0.45 percent at Dec. 31, 2007 and 0.31 percent at June 30, 2007.

     “Pinnacle’s solid performance in the second quarter, in the face of a difficult operating environment in which many banks are struggling, is a tribute to the skill and long-term experience of our associates. Our approach of hiring only highly experienced bankers pays off in more difficult economic environments because it enables us to continue moving market share from struggling large regional banks and to grow assets at a rapid rate while maintaining excellent asset quality. During the second quarter, we produced annualized linked-quarter loan growth of 23 percent, year-over-year earnings per share growth of 12.1 percent adjusted for merger related expenses, and maintained an extraordinarily sound loan portfolio with just 0.07 percent in year-to-date annualized net charge-offs,” said M. Terry Turner, Pinnacle’s president and CEO. “We also maintained low and stable non-performing and past due loan trends.”
FINANCIAL PERFORMANCE AND BALANCE SHEET GROWTH
•
Return on average assets for second quarter 2008 was 0.82 percent compared to 0.98 percent for the second quarter of 2007. Excluding the impact of the Mid-America merger related expense, return on average assets for the second quarter of 2008 would have approximated 0.90 percent.

•
Return on average stockholders’ equity for the quarter ended June 30, 2008, was 6.71 percent compared to 8.24 percent for the second quarter of 2007. Excluding the impact of the Mid-America merger related expense, return on average stockholders’ equity for the second quarter of 2008 would have approximated 7.40 percent.

•
Return on average tangible stockholders’ equity (average stockholders’ equity less goodwill and core deposit intangibles) for the quarter ended June 30, 2008, was 14.67 percent compared to 15.65 percent for the second quarter of 2007. Excluding the impact of the Mid-America merger related expense, return on average tangible stockholders’ equity for the second quarter of 2008 would have approximated 16.18 percent.

     Total assets grew to $4.11 billion as of June 30, 2008, up $1.79 billion from the $2.32 billion reported at the same time last year. The 12-month increase in assets includes organic growth of $542 million, or 23 percent, and $1.25 billion in assets acquired in conjunction with the Mid-America merger in November of last year.

CREDIT QUALITY
•	Provision for loan losses was $2.79 million for the second quarter of 2008, compared to $900,000 in the second quarter of 2007.
○
During the second quarter of 2008, the firm recorded net charge-offs of $870,000, compared to net charge-offs of $317,000 during the same period in 2007. Annualized net charge-offs to total average loans were 0.07 percent for the six months ended June 30, 2008. The annualized provision for loan losses expressed as a percentage of average loans was 0.38 percent for the second quarter of 2008 compared to 0.23 percent for the same quarter last year.

○
The increase in provision for loan loss expense between the second quarter of 2008 and the second quarter of 2007 was primarily due to the significant increase in loan balances recorded during the second quarter of 2008 over the amount recorded in the second quarter of 2007.

•	Allowance for loan losses represented 1.05 percent of total loans at June 30, 2008, compared to 1.04 percent a year ago.
○	The ratio of the allowance for loan losses to nonperforming loans was 243 percent at June 30, 2008, compared to 145 percent at Dec. 31, 2007 and 726 percent at June 30, 2007.
     As noted above, Pinnacle reported that nonperforming loans and other real estate as a percentage of total loans and other real estate decreased from 0.78 percent at Dec. 31, 2007 to 0.73 percent at June 30, 2008. The following is a summary of the activity in various nonperforming asset categories for the quarter ended June 30, 2008:

	Balances	Payments and		Balances
(in thousands)	March 31, 2008	Reductions	Increases	June 30, 2008
Nonperforming loans:
Residential construction & development	$8,815	$10,623	$6,984	$5,176
Other	8,309	2,680	2,262	7,891

Totals	17,124	13,303	9,246	13,067

Other real estate:
Residential construction & development	2,318	4,682	10,263	7,899
Other	1,249	727	2,153	1,282

Totals	3,567	5,409	11,023	9,181

Total nonperforming assets	$20,691	$18,712	$20,269	$22,248

REVENUE
•	Net interest income for second quarter 2008 was $27.68 million, compared to $17.66 million for the same quarter last year, an increase of 56.7 percent.
○	Net interest margin for the second quarter of 2008 was 3.24 percent, compared to a net interest margin of 3.58 percent for the same period last year and 3.37 for the first quarter of 2008.
•	Noninterest income for second quarter 2008 was $9.06 million, a 63.2 percent increase over the $5.55 million recorded during the same quarter in 2007.
     “We have anticipated compression in our net interest margins for the last several quarters,” said Harold Carpenter, chief financial officer of Pinnacle Financial Partners. “This compression continued during the second quarter of 2008. At this time, we are optimistic based on our internal modeling, that further compression in our margins should be modest for the next few quarters. Additionally, we experienced another significant loan growth quarter. Our loan pipelines remain robust, which should provide increased core revenue growth in future periods.”
     The 63.2 percent increase in noninterest income between the second quarter of 2007 and the second quarter of 2008 was due several factors, including a $1.0 million gain from the disposition of two branch locations as a result of the Mid-America acquisition; increased fee revenue as a result of the Mid-America merger; record investment sales commissions from Pinnacle Asset Management and record gains on the sales of mortgage loans from the firm’s mortgage origination unit. During the second quarter of 2008, Pinnacle’s mortgage origination unit sold $79.69 million of mortgage loans compared to $52.20 million in 2007, an increase of 52.7 percent.
     “As in so many other areas, Pinnacle is bucking national trends with its record investment sales commissions and record mortgage originations during the second quarter of 2008,” Turner said.
     Noninterest income during the second quarter of 2008 represented approximately 24.66 percent of total revenues, compared to 23.92 percent for the same quarter in 2007.

NONINTEREST EXPENSE
•
Noninterest expense for the quarter ended June 30, 2008, was $23.07 million ($21.73 million, excluding merger expenses) compared to $25.49 million ($22.39 million, excluding merger expenses) in the first quarter of 2008 and $14.48 million in the second quarter of 2007.

•
Compensation expense was $12.50 million during the second quarter of 2008, compared to $13.87 million during the first quarter of 2008 and $8.79 million during the second quarter of 2007. Total full-time equivalent employees were 704.5 at June 30, 2008 compared to 702.0 at Dec. 31, 2007 and 441.0 at June 30, 2007. Linked quarter compensation expense was lower due to lower average headcount during the second quarter of 2008 compared to the first quarter of 2008, reduced incentive expense and increased loan origination activity that contributed to increased deferred lending charges.

•	Merger related expense was $1.35 million during the quarter ended June 30, 2008 and was composed primarily of $1.03 million in retention bonus accruals for former Mid-America associates.

•
The efficiency ratio (noninterest expense divided by net interest income and noninterest income) was 62.8 percent during the second quarter of 2008 compared to 71.4 percent for the first quarter of 2008 and 62.4 percent in the second quarter of 2007. Excluding merger related expenses, the efficiency ratio was 59.1 percent in the second quarter of 2008.

     Carpenter noted that the firm will continue to make investments in future growth and, consequently, anticipates increased noninterest expense (excluding merger related expense) for the last half of 2008 of approximately 2 to 3 percent over the amount the firm has experienced during the first six months of 2008 primarily attributable to increasing headcount and other variable costs associated with the growth of the firm.
INVESTMENTS IN FUTURE GROWTH
•
Pinnacle has hired 27 highly experienced associates for its denovo expansion to Knoxville that was announced on April 9, 2007. Loans outstanding in Knoxville at June 30, 2008 were $207 million, which is $45 million ahead of our original target disclosed at the time the Knoxville expansion was announced. Pinnacle has negotiated a site for construction of another full service location in the Fountain City area of Knoxville, currently scheduled to open during the first quarter of 2009.
•
Pinnacle also has initiated construction of a new Dickson County location in the Nashville MSA to replace the current temporary location. The new facility is scheduled to open in the fourth quarter of 2008.

•
On July 2, 2008, Pinnacle announced the acquisition of Murfreesboro, Tenn. based Beach and Gentry Insurance LLC. Beach & Gentry has 18 associates and 4,000 clients. Miller & Loughry, Pinnacle’s wholly-owned insurance agency, also located in Murfreesboro, has 22 associates and 6,300 clients. The combined company, Miller Loughry Beach, is the largest independent insurance agency headquartered in Rutherford County.

•
Pinnacle’s total associate base at June 30, 2008, was 704.5 full-time equivalents (FTEs) compared to 441.0 at June 30, 2007. Approximately 220 FTEs were added to Pinnacle’s associate base in conjunction with the Mid-America merger. Pinnacle also anticipates hiring 29 associates during the remainder of 2008.

NASHVILLE HOUSING MARKET UPDATE
•
Market Graphics Research Group reports both the developed lot inventory and inventory of unoccupied new homes in the Nashville MSA appear to have peaked in February of 2008. The developed lot inventory increased from 24,809 lots in June 2006 to 37,760 lots in February 2008 and down to 37,056 lots in June 2008. Unoccupied new homes increased from 2,228 homes in June 2006 to 4,353 homes in February 2008 and were down to 3,990 homes in June 2008.

•
The Greater Nashville Realtors Association reported residential closings down 28 percent in June 2008 in comparison to June 2007, essentially the same year over year decrease since September of 2007. At June 30, 2008, the inventory of residential homes was less than an eight month supply based on June 2008 closings, while condominium inventory was approximately a five month supply, again based on June 2008 closings. The Greater Nashville Realtors Association also reported that the median residential home sales price for the three months ended June 30, 2008 averaged $183,600, which was up 2.9 percent from the three months ended March 31, 2008.
INVESTMENT OUTLOOK
     Management has developed several financial forecast scenarios for the next several quarters. Based on anticipated growth trends and future investments in the franchise, including the impact of the Knoxville expansion, Pinnacle estimates its third quarter 2008 diluted earnings per share will approximate $0.35 to $0.40 including merger related expense or $0.38 to $0.43, excluding merger related expense. Pinnacle estimates its 2008 diluted earnings per share will approximate $1.36 to $1.44 including merger related expense or $1.54 to $1.62, excluding merger related expense.
     Merger related expense should approximate $2.0 million to $2.5 million for the remainder of 2008 with substantially the entire amount being attributable to retention awards for former Mid-America associates. Pinnacle anticipates no additional Mid-America merger related expense after 2008.
     As noted previously, management has developed several scenarios under which these estimates can be achieved and believes these estimates to be reasonable based on these scenarios. However, unanticipated events or developments, including, but not limited to the development of any markets other than metropolitan Nashville or Knoxville, any merger or acquisition, the opportunity to hire more seasoned professionals than anticipated, increased volatility in interest rates, deterioration in national or local economic conditions in excess of expectation, materially adverse developments in our borrowers’ ability to repay their loans, any activity in the capital markets which would cause Pinnacle to conclude that there was impairment of any asset including intangible assets, or the ability to grow loans significantly in excess of the levels contemplated, may cause the actual results of Pinnacle to differ materially from these estimates.
     Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets. The firm also has a well-established expertise in commercial real estate.

     The firm began operations in a single downtown Nashville location in October 2000 and has since grown to $4.1 billion in assets. In 2007, Pinnacle launched an expansion into Knoxville, another high growth MSA. The addition of Mid-America has made Pinnacle the second-largest bank holding company headquartered in Tennessee, with 31 offices in eight Middle Tennessee counties and two in Knoxville.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
###
Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) the inability of Pinnacle to continue to grow its loan portfolio at historic rates in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (iii) increased competition with other financial institutions, (iv) lack of sustained growth in the economy in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (v) rapid fluctuations or unanticipated changes in interest rates, (vi) the inability of Pinnacle to satisfy regulatory requirements for its expansion plans, (vii) the inability of Pinnacle to execute its expansion plans and (viii) changes in state and Federal legislation or regulations applicable to financial services providers, including banks. Additionally, risk factors exist in connection with Pinnacle’s merger with Mid-America including, among others, (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated, (2) disruption from the merger with customers, suppliers or employee relationships, and (3) the risk of successful integration of the two companies’ businesses. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	June 30, 2008	December 31, 2007

ASSETS
Cash and noninterest-bearing due from banks	$77,109,394	$76,941,931
Interest-bearing due from banks	1,758,085	24,706,966
Federal funds sold and other	66,342,642	20,854,966

Cash and cash equivalents	145,210,121	122,503,863

Securities available-for-sale, at fair value	509,972,917	495,651,939
Securities held-to-maturity (fair value of $11,161,324 and $26,883,473 at June 30, 2008 and December 31, 2007, respectively)	11,241,469	27,033,356
Mortgage loans held-for-sale	16,507,630	11,251,652

Loans	3,032,272,183	2,749,640,689
Less allowance for loan losses	(31,788,776)	(28,470,207)

Loans, net	3,000,483,407	2,721,170,482

Premises and equipment, net	67,096,558	68,385,946
Other investments	25,208,539	22,636,029
Accrued interest receivable	16,185,503	18,383,004
Goodwill	241,988,969	243,573,636
Core deposit intangible, net	17,177,922	17,325,988
Other assets	54,981,917	46,254,566

Total assets	$4,106,054,952	$3,794,170,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$438,458,200	$400,120,147
Interest-bearing	390,956,511	410,661,187
Savings and money market accounts	719,961,996	742,354,465
Time	1,603,136,919	1,372,183,317

Total deposits	3,152,513,626	2,925,319,116
Securities sold under agreements to repurchase	183,188,428	156,070,830
Federal Home Loan Bank advances and other borrowings	187,314,802	141,666,133
Subordinated debt	82,476,000	82,476,000
Accrued interest payable	8,328,868	10,374,538
Other liabilities	10,523,794	11,653,550

Total liabilities	3,624,345,518	3,327,560,167

Stockholders’ equity:

Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $1.00; 90,000,000 shares authorized; 22,587,564 issued and outstanding at June 30, 2008 and 22,264,817 issued and outstanding at December 31, 2007	22,587,564	22,264,817
Additional paid-in capital	393,742,295	390,977,308
Retained earnings	67,577,903	54,150,679
Accumulated other comprehensive loss, net of taxes	(2,198,328)	(782,510)

Stockholders’ equity	481,709,434	466,610,294

Total liabilities and stockholders’ equity	$4,106,054,952	$3,794,170,461

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest income:
Loans, including fees	$42,227,538	$30,555,889	$87,619,700	$59,533,113
Securities:
Taxable	4,792,481	3,394,359	9,429,758	6,740,479
Tax-exempt	1,339,732	693,417	2,690,769	1,362,936
Federal funds sold and other	414,118	864,198	1,195,035	1,610,577

Total interest income	48,773,869	35,507,863	100,935,262	69,247,105

Interest expense:
Deposits	17,719,109	14,456,629	38,804,742	27,993,892
Securities sold under agreements to repurchase	567,090	1,890,743	1,399,143	3,602,834
Federal Home Loan Bank advances and other borrowings	2,805,541	1,499,436	5,690,127	2,906,896

Total interest expense	21,091,740	17,846,808	45,894,012	34,503,622

Net interest income	27,682,129	17,661,055	55,041,250	34,743,483
Provision for loan losses	2,787,470	899,998	4,378,593	1,687,964

Net interest income after provision for loan losses	24,894,659	16,761,057	50,662,657	33,055,519

Noninterest income:
Service charges on deposit accounts	2,684,486	1,920,085	5,258,223	3,717,234
Investment services	1,220,247	850,207	2,488,495	1,584,767
Insurance sales commissions	589,488	628,953	1,653,151	1,265,915
Gain on loans and loan participations sold, net	879,824	638,895	1,535,912	1,002,201
Net gain on sale of premises	1,010,881	—	1,010,881	56,078
Trust fees	531,458	425,205	1,036,458	845,495
Other noninterest income	2,142,101	1,088,172	4,442,768	2,105,410

Total noninterest income	9,058,485	5,551,517	17,425,888	10,577,100

Noninterest expense:
Salaries and employee benefits	12,502,540	8,794,853	26,369,277	17,061,354
Equipment and occupancy	3,226,932	2,412,528	7,503,205	4,577,230
Marketing and other business development	478,507	430,291	854,378	682,026
Postage and supplies	843,287	524,197	1,491,627	979,114
Amortization of core deposit intangible	758,033	515,755	1,524,066	1,031,508
Other noninterest expense	3,916,573	1,806,680	6,369,214	3,276,764
Merger related expense	1,349,276	—	4,455,039	—

Total noninterest expense	23,075,148	14,484,304	48,566,806	27,607,996

Income before income taxes	10,877,996	7,828,270	19,521,739	16,024,623
Income tax expense	2,916,863	2,402,405	5,495,816	4,996,918

Net income	$7,961,133	$5,425,865	$14,025,923	$11,027,705

Per share information:
Basic net income per common share	$0.36	$0.35	$0.63	$0.71

Diluted net income per common share	$0.34	$0.33	$0.60	$0.66

Weighted average shares outstanding:
Basic	22,356,667	15,494,522	22,248,292	15,464,151
Diluted	23,629,234	16,664,213	23,519,844	16,640,977

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Three months ended			Three months ended
(dollars in thousands)	June 30, 2008			June 30, 2007
	Average		Rates/	Average		Rates/
	Balances	Interest	Yields	Balances	Interest	Yields

Interest-earning assets:
Loans	$2,941,973	$42,228	5.77%	$1,598,967	$30,556	7.66%
Securities:
Taxable	380,733	4,792	5.06%	272,024	3,394	5.00%
Tax-exempt (1)	136,216	1,340	5.22%	75,057	693	4.89%
Federal funds sold and other	41,931	414	4.42%	58,836	865	6.08%

Total interest-earning assets	3,500,853	$48,774	5.66%	2,004,884	$35,508	7.15%

Nonearning assets
Intangible assets	259,217			125,020
Other nonearning assets	153,449			99,323

Total assets	$3,913,519			$2,229,227

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$379,714	$1,339	1.42%	$254,171	$2,147	3.39%
Savings and money market	702,933	2,722	1.56%	501,373	4,239	3.39%
Certificates of deposit	1,466,685	13,658	3.75%	646,251	8,071	5.01%

Total interest-bearing deposits	2,549,332	17,719	2.80%	1,401,795	14,457	4.14%
Securities sold under agreements to repurchase	174,847	567	1.30%	172,872	1,891	4.39%
Federal Home Loan Bank advances and other borrowings	208,773	1,687	3.20%	47,998	621	5.19%
Subordinated debt	82,476	1,119	5.46%	51,548	878	6.84%

Total interest-bearing liabilities	3,015,428	21,092	2.81%	1,674,213	17,847	4.28%
Noninterest-bearing deposits	398,337	—	—	276,241	—	—

Total deposits and interest-bearing liabilities	3,413,765	$21,092	2.48%	1,950,454	$17,847	3.67%

Other liabilities	22,252			14,718
Stockholders’ equity	477,502			264,055

	$3,913,519			$2,229,227

Net interest income		$27,682			$17,661

Net interest spread (2)			2.85%			2.88%
Net interest margin (3)			3.24%			3.58%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Six months ended			Six months ended
(dollars in thousands)	June 30, 2008			June 30, 2007
	Average		Rates/	Average		Rates/
	Balances	Interest	Yields	Balances	Interest	Yields

Interest-earning assets:
Loans	$2,851,859	$87,620	6.18%	$1,564,869	$59,533	7.67%
Securities:
Taxable	373,929	9,430	5.07%	272,346	6,740	4.99%
Tax-exempt (1)	136,453	2,691	4.60%	74,009	1,363	4.90%
Federal funds sold and other	50,412	1,195	4.95%	57,367	1,611	5.66%

Total interest-earning assets	3,412,653	$100,935	5.98%	1,968,591	$69,247	7.14%

Nonearning assets
Intangible assets	259,012			123,874
Other nonearning assets	172,116			97,113

Total assets	$3,843,781			$2,189,578

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$392,011	$3,468	1.78%	$249,425	$4,104	3.32%
Savings and money market	719,416	6,820	1.91%	498,625	8,364	3.38%
Certificates of deposit	1,419,792	28,517	4.04%	635,172	15,526	4.93%

Total interest-bearing deposits	2,531,219	38,805	3.08%	1,383,222	27,994	3.41%
Securities sold under agreements to repurchase	171,997	1,399	1.64%	165,026	3,603	4.40%
Federal Home Loan Bank advances and other borrowings	176,287	3,112	3.49%	44,120	1,152	5.04%
Subordinated debt	82,476	2,578	6.28%	51,548	1,755	6.86%

Total interest-bearing liabilities	2,961,979	45,894	3.12%	1,643,916	34,504	4.23%
Noninterest-bearing deposits	383,375	—	—	273,052	—	—

Total deposits and interest-bearing liabilities	3,345,354	$45,894	2.76%	1,916,968	$34,504	3.63%

Other liabilities	22,456			10,849
Stockholders’ equity	475,971			261,761

	$3,843,781			$2,189,578

Net interest income		$55,041			$34,743

Net interest spread (2)			2.86%			2.91%
Net interest margin (3)			3.27%			3.61%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	June	March	Dec	Sept	June	Mar
(dollars in thousands)	2008	2008	2007	2007	2007	2007

Balance sheet data, at quarter end:
Total assets	$4,106,055	3,888,900	3,794,170	2,368,079	2,315,327	2,193,132
Total loans	3,032,272	2,866,536	2,749,641	1,731,245	1,663,030	1,553,980
Allowance for loan losses	(31,789)	(29,871)	(28,470)	(17,978)	(17,375)	(16,792)
Securities	521,214	505,377	522,685	352,222	339,781	340,255
Noninterest-bearing deposits	438,458	429,289	400,120	316,542	294,631	306,885
Total deposits	3,152,514	2,967,025	2,925,319	1,826,884	1,797,536	1,700,132
Securities sold under agreements to repurchase	183,188	171,186	156,071	145,332	140,443	116,952
Advances from FHLB and other borrowings	187,315	168,606	141,666	55,671	46,699	46,619
Subordinated debt	82,476	82,476	82,476	51,548	51,548	51,548
Total stockholders’ equity	481,709	476,772	466,610	274,636	265,194	262,917

Balance sheet data, quarterly averages:
Total assets	$3,913,519	3,774,042	2,791,669	2,378,501	2,229,227	2,149,928
Total loans	2,941,973	2,761,745	2,063,442	1,697,862	1,598,967	1,530,771
Securities	516,949	503,815	410,142	347,423	347,081	345,630
Total earning assets	3,500,853	3,324,452	2,541,799	2,151,583	2,004,884	1,932,298
Noninterest-bearing deposits	398,337	368,413	327,866	293,701	276,241	269,864
Total deposits	2,947,669	2,881,518	2,135,973	1,814,135	1,678,036	1,634,513
Securities sold under agreements to repurchase	174,847	169,146	201,605	194,774	172,872	157,180
Advances from FHLB and other borrowings	208,773	143,802	57,970	29,946	47,998	40,241
Subordinated debt	82,476	82,476	72,391	51,548	51,548	51,548
Total stockholders’ equity	477,502	474,439	309,431	271,653	264,055	259,466

Statement of operations data, for the three months ended:
Interest income	$48,774	52,161	43,338	38,347	35,508	33,739
Interest expense	21,092	24,802	21,329	19,387	17,847	16,657

Net interest income	27,682	27,359	22,009	18,960	17,661	17,082
Provision for loan losses	2,787	1,591	2,260	772	900	788

Net interest income after provision for loan losses	24,895	25,768	19,749	18,188	16,761	16,294
Noninterest income	9,058	8,367	6,612	5,332	5,552	5,026
Noninterest expense	23,075	25,492	17,762	15,110	14,484	13,124

Income before taxes	10,878	8,644	8,599	8,410	7,828	8,196
Income tax expense	2,917	2,579	2,357	2,638	2,402	2,594

Net income	$7,961	6,065	6,242	5,772	5,426	5,602

Profitability and other ratios:
Return on avg. assets (1)	0.82%	0.65%	0.89%	0.96%	0.98%	1.06%
Return on avg. equity (1)	6.71%	5.14%	8.00%	8.43%	8.24%	8.76%
Net interest margin (2)	3.24%	3.37%	3.49%	3.54%	3.58%	3.64%
Noninterest income to total revenue (3)	24.66%	23.42%	23.10%	21.95%	23.92%	22.73%
Noninterest income to avg. assets (1)	0.93%	0.89%	0.94%	0.89%	1.00%	0.95%
Noninterest exp. to avg. assets (1)	2.36%	2.71%	2.52%	2.52%	2.61%	2.48%
Efficiency ratio (4)	62.81%	71.35%	62.06%	62.20%	62.40%	59.36%
Avg. loans to average deposits	99.81%	95.84%	96.60%	93.59%	95.29%	93.65%
Securities to total assets	12.69%	13.00%	13.75%	14.87%	14.68%	15.51%
Average interest-earning assets to average interest-bearing liabilities	116.10%	114.30%	118.77%	119.75%	119.75%	119.75%
Brokered time deposits to total deposits	12.53%	7.78%	9.48%	8.04%	8.17%	5.83%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	June	March	Dec	Sept	June	Mar
(dollars in thousands)	2008	2008	2007	2007	2007	2007

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$13,067	17,124	19,677	2,364	2,392	4,705
Other real estate	$9,181	3,567	1,673	878	687	927
Past due loans over 90 days and still accruing interest	$2,272	2,002	1,613	633	606	98
Net loan charge-offs (6)	$870	190	462	169	317	114
Allowance for loan losses to total loans	1.05%	1.04%	1.04%	1.04%	1.04%	1.08%
Allowance for loan losses to nonaccrual loans	243.3%	174.4%	144.7%	760.5%	726.4%	356.9%
As a percentage of total loans and ORE:
Past due accruing loans over 30 days	0.34%	0.77%	0.45%	0.38%	0.31%	0.33%
Nonperforming assets	0.73%	0.72%	0.78%	0.19%	0.19%	0.36%
Potential problem loans (5)	0.40%	0.64%	0.56%	0.40%	0.16%	0.21%
Annualized net loan charge-offs year-to-date to avg. loans (6)	0.07%	0.03%	0.07%	0.05%	0.06%	0.03%
Avg. commercial loan internal risk ratings (5)	4.0	4.1	4.1	4.1	4.1	4.1
Avg. loan account balances (7)	$163	170	160	169	164	156

Interest rates and yields:
Loans	5.77%	6.61%	7.23%	7.65%	7.66%	7.68%
Securities	5.10%	5.11%	4.92%	4.99%	4.98%	4.96%
Total earning assets	5.66%	6.37%	6.82%	7.12%	7.15%	7.13%
Total deposits, including non-interest bearing	2.42%	2.94%	3.28%	3.51%	3.46%	3.36%
Securities sold under agreements to repurchase	1.30%	1.98%	3.36%	4.20%	4.39%	4.42%
FHLB advances and other borrowings	3.20%	3.99%	4.61%	5.10%	5.19%	5.36%
Subordinated debt	5.46%	7.11%	7.20%	6.90%	6.84%	6.89%
Total deposits and interest-bearing liabilities	2.48%	3.04%	3.43%	3.68%	3.67%	3.59%

Capital ratios (8):
Stockholders’ equity to total assets	11.7%	12.3%	12.3%	11.6%	11.5%	12.0%
Leverage	8.5%	8.5%	11.6%	9.2%	9.5%	9.5%
Tier one risk-based	9.3%	9.5%	9.5%	10.4%	10.4%	10.9%
Total risk-based	10.3%	10.4%	10.4%	11.3%	11.3%	11.8%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	June	March	Dec	Sept	June	Mar
(dollars in thousands, except per share data)	2008	2008	2007	2007	2007	2007

Per share data:
Earnings — basic	$0.36	0.27	0.35	0.37	0.35	0.36
Earnings — diluted	$0.34	0.26	0.33	0.35	0.33	0.34
Book value at quarter end (9)	$21.33	21.22	20.95	17.66	17.06	16.93

Weighted avg. shares — basic	22,356,667	22,331,398	17,753,661	15,503,284	15,494,522	15,433,442
Weighted avg. shares — diluted	23,629,234	23,484,754	19,110,851	16,609,328	16,664,213	16,617,484
Common shares outstanding	22,587,564	22,467,263	22,264,817	15,553,037	15,545,581	15,530,975

Investor information:
Closing sales price	$20.09	25.60	25.42	28.82	29.36	30.51
High sales price during quarter	$29.29	26.75	30.93	31.31	31.48	33.85
Low sales price during quarter	$20.05	20.82	24.85	21.62	28.27	29.40

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$79,693	59,757	40,273	42,895	52,197	31,044
Gross fees (10)	$1,364	1,114	750	659	846	544
Gross fees as a percentage of mortgage loans originated	1.71%	1.86%	1.86%	1.54%	1.62%	1.75%
Commercial loan participations sold	$8	4	8	19	167	45
Gains on sales of investment securities, net	$—	1	16	—	—	—
Brokerage account assets, at quarter-end (11)	$826,000	859,000	878,000	590,000	643,000	617,000
Trust account assets, at quarter-end	$527,000	493,000	464,000	512,000	475,000	400,000
Floating rate loans as a percentage of loans (12)	44.0%	41.4%	41.8%	44.6%	45.5%	46.3%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$125,308	113,701	110,352	125,370	115,913	114,143
Core deposits to total funding (13)	52.3%	57.6%	58.2%	61.4%	62.3%	63.7%
Risk-weighted assets	3,353,142	3,181,612	3,103,293	1,998,401	1,921,648	1,780,107
Total assets per full-time equivalent employee	5,828	5,669	5,415	5,257	5,250	5,228
Annualized revenues per full-time equivalent employee	209.8	209.5	161.8	213.9	211.1	210.8
Number of employees (full-time equivalent)	704.5	686.0	702.0	450.5	441.0	419.5
Associate retention rate (14)	90.9%	92.0%	89.7%	89.4%	88.1%	85.3%

Selected economic information (in thousands) (15):
Nashville MSA nonfarm employment	767.1	759.2	795.2	763.6	759.5	757.5
Knoxville MSA nonfarm employment	339.3	335.3	358.7	337.2	335.9	335.2
Nashville MSA unemployment	4.3%	4.8%	4.2%	3.5%	3.7%	4.0%
Knoxville MSA unemployment	4.1%	4.7%	3.9%	3.2%	3.4%	3.8%
Nashville residential median home price	$183.6	178.4	187.9	182.3	196.0	173.4
Nashville inventory of residential homes for sale	15.8	15.1	13.4	15.4	14.6	12.9

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY AND YEAR-TO-DATE FINANCIAL DATA — UNAUDITED

	As of June 30,	As of December 31,
(dollars in thousands, except per share data)	2008	2007

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$4,106,055	$3,794,170
Less: Goodwill	(241,989)	(243,574)
Core deposit intangible	(17,178)	(17,326)

Net tangible assets	$3,846,888	$3,533,271

Tangible equity:
Total stockholders’ equity	$481,709	$466,610
Less: Goodwill	(241,989)	(243,574)
Core deposit intangible	(17,178)	(17,326)

Net tangible equity	$222,543	$205,711

Tangible equity divided by tangible assets	5.79%	5.82%

Tangible equity per common share	$9.85	$9.24

	For the three months ended June 30,		For the six months ended June 30,
(dollars in thousands)	2008	2007	2008	2007

Average tangible assets:
Total average assets	$3,913,519	$2,229,227	$3,843,781	$2,189,578
Less: Average intangible assets	(259,217)	(125,020)	(259,012)	(123,874)

Net average tangible assets	$3,654,302	$2,104,207	$3,584,769	$2,065,704

Average tangible equity:
Total average stockholders’ equity	$477,502	$264,055	$475,971	$261,761
Less: Average intangible assets	(259,217)	(125,020)	(259,012)	(123,874)

Net average tangible stockholders’ equity	$218,285	$139,035	$216,959	$137,887

Net income	$7,961	$5,426	$14,026	$11,028

Return on average tangible assets (annualized)	0.88%	1.03%	0.79%	1.07%

Return on average tangible stockholders’ equity (annualized)	14.67%	15.65%	13.00%	16.04%

Net income	$7,961	$5,426	$14,026	$11,028
Impact of merger related expense, net of tax	820	—	2,707	—

Net income before impact of merger related expense	$8,781	$5,426	$16,733	$11,028

Fully-diluted earnings per share before impact of merger related expense	$0.37	$0.33	$0.71	$0.66

Return on average assets before impact of merger expenses	0.90%	0.98%	0.88%	1.01%

Return on average equity before impact of merger expenses	7.40%	8.24%	7.07%	8.45%

Return on average tangible equity before impact of merger expenses	16.18%	15.65%	15.51%	16.04%

Total expenses	$23,075	$14,484	$48,567	$27,608
Less: merger expense	(1,349)	—	(4,455)	—

Total expenses before impact of merger related expense	$21,726	$14,484	$44,112	$27,608

Efficiency ratio before impact of merger related expense	59.13%	62.40%	60.87%	60.92%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED
1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse are considered potential problem loans. Potential problem loans do not include nonperforming loans. Generally, consumer loans are not subjected to internal risk ratings.
6. Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.
7. Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.
8. Book value per share computed by dividing total stockholders’ equity by common shares outstanding
9. Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:
Equity to total assets — End of period total stockholders’ equity as a percentage of end of period assets.
Leverage — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
10. Amounts are included in the statement of income in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.
12. Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.
13. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
14. Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.
15. Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.